Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

THIRD QUARTER 2018 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Fourth Quarter 2018

Board of Directors Declared Special Cash Dividend of $0.04 Per Share

EVANSTON, Ill., November 1, 2018 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Highlights

•	Total investment income of $17.9 million

•	Net investment income of $7.5 million, or $0.31 per share

•	Adjusted net investment income of $8.9 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $14.8 million, or $0.61 per share

•	Invested $40.6 million in debt and equity securities, including three new portfolio companies

•	Received proceeds from repayments and realizations of $26.8 million

•	Paid regular quarterly dividend of $0.39 per share on September 21, 2018

•	Net asset value (NAV) of $401.5 million, or $16.41 per share, as of September 30, 2018

•	Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2018 of $8.4 million, or $0.34 per share

Management Commentary

“As expected, an improving quality of deal flow and M&A activity allowed us to continue to selectively grow and further diversify our portfolio during the third quarter, and we invested $40.6 million in debt and equity securities and received $26.8 million in repayments,” said Ed Ross Chairman and CEO of Fidus Investment Corporation. “Due to our underwriting discipline and focus on capital preservation, our portfolio remains healthy and continues to provide us with high level of current and recurring investment income and the opportunity to monetize equity-related investments. As a result, our Board of Directors has declared a special cash dividend of $0.04 per share.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2018 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2018 as compared to the same period in 2017 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2018	2017	$ Change	% Change
Interest income	$15,414	$14,487	$927	6.4%
Payment-in-kind interest income	1,515	1,867	(352)	(18.9%)
Dividend income	357	433	(76)	(17.6%)
Fee income	556	1,218	(662)	(54.4%)
Interest on idle funds and other income	30	43	(13)	(30.2%)

Total investment income	$17,872	$18,048	$(176)	(1.0%)

Net investment income	$7,481	$9,189	$(1,708)	(18.6%)
Net investment income per share	$0.31	$0.38	$(0.07)	(18.4%)

Adjusted net investment income (1)	$8,945	$9,762	$(817)	(8.4%)
Adjusted net investment income per share (1)	$0.37	$0.40	$(0.03)	(7.5%)

Net increase in net assets resulting from operations	$14,801	$12,055	$2,746	22.8%
Net increase in net assets resulting from operations per share	$0.61	$0.49	$0.12	24.5%

The $(0.2) million decrease in total investment income for the three months ended September 30, 2018 as compared to the same period in 2017 was primarily attributable to (i) a $0.6 million increase in total interest income resulting from higher average debt investment balances outstanding, partially offset by a small decrease in weighted average debt investment yield and one additional portfolio company on non-accrual status, (ii) a $(0.7) million decrease in fee income resulting from a decrease in structuring fees due to a comparative decrease in new investments and a decrease in prepayment fee income, and (iii) a $(0.1) million decrease in dividend income from equity investments.

For the three months ended September 30, 2018, total expenses, including income tax provision, were $10.4 million, an increase of $1.5 million or 17.3%, from the $8.9 million of total expenses, including income tax provision, for the three months ended September 30, 2017. The increase was primarily attributable to (i) a $0.9 million increase in the capital gains incentive fee accrued, (ii) a $0.6 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, and (iii) a $0.2 million net increase in base management and income incentive fees due to higher average total assets and partially offset by lower pre-incentive fee net investment income.

Net investment income decreased by $(1.7) million, or (18.6)%, to $7.5 million during the three months ended September 30, 2018 as compared to the same period in 2017, as a result of the $(0.2) million decrease in total investment income and the $1.5 million increase in total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, decreased by $(0.8) million, or (8.4)%, due to the $(0.2) million decrease in total investment income and the $0.6 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended September 30, 2018, the total net realized loss on investments, net of income tax provision on realized gains, was $(6.9) million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $6.0 million for the same period in 2017.

For the three months ended September 30, 2018, we recorded net change in unrealized appreciation of $14.2 million, as compared to net change in unrealized depreciation of $(3.1) million for the same period in 2017.

Portfolio and Investment Activities

As of September 30, 2018, the fair value of our investment portfolio totaled $668.5 million and consisted of 65 active portfolio companies and one portfolio company that has sold its underlying operations. Our total portfolio investments at fair value were approximately 107.9% of the related cost basis as of September 30, 2018. As of September 30, 2018, five debt investments bore interest at a variable rate, which represented $44.8 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. As of September 30, 2018, our average active portfolio company investment at amortized cost was $9.5 million, which excludes investments in the one portfolio company that has sold its underlying operations. The weighted average yield on debt investments was 12.6% as of September 30, 2018. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2018, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Third quarter 2018 investment activity included the following new portfolio company investments:

•

Global Plasma Solutions, Inc., a leading provider of indoor air quality solutions for commercial and residential HVAC applications. Fidus invested $9.2 million in first lien debt, preferred equity and common equity.

•	Hunter Defense Technologies, Inc., a leading provider of highly engineered solutions for the U.S. military and other defense and industrial customers. Fidus invested $10.0 million in first lien debt.

•

Road Safety Services, Inc., a multi-regional provider of pavement marking and traffic control services. Through a spinoff of historical portfolio company, Consolidated Infrastructure Group Holdings, LP, Fidus invested $10.6 million in second lien debt and common equity.

As of September 30, 2018, we had debt investments in two portfolio companies on non-accrual status, which had an aggregate cost and fair value of $22.0 million and $9.1 million, respectively.

Liquidity and Capital Resources

As of September 30, 2018, we had $38.1 million in cash and cash equivalents and $38.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of September 30, 2018, we had SBA debentures outstanding of $214.5 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “Public Notes”), and $37.0 million outstanding under our Credit Facility. As of September 30, 2018, the weighted average interest rate on total debt outstanding was 4.067%.

Subsequent Events

On October 1, 2018, we invested $13.7 million in a new subordinated debt investment of existing portfolio company, Rohrer Corporation.

On October 1, 2018, we exited our debt investment in Toledo Molding & Die, Inc. We received payment in full of $10.0 million on our second lien debt.

On October 4, 2018, we exited our debt investment in Midwest Transit Equipment, Inc. We received payment in full of $12.6 million on our subordinated debt, which includes a prepayment penalty.

On October 4, 2018, we exited our debt investment in Thermoforming Technology Group LLC (dba Brown Machine Group). We received payment in full of $23.4 million on our second lien debt, which includes a prepayment penalty. We also received a distribution on our equity investment resulting in a realized gain of approximately $0.7 million.

On October 19, 2018, we executed an amendment and incremental commitment agreement to the Credit Facility, whereby the amount available for borrowing under the Credit Facility was increased from $75.0 million to $90.0 million, with allowance for future increases in the commitments up to $100.0 million.

On October 23, 2018, we invested $7.5 million in first lien debt and common equity of Alzheimer’s Research and Treatment Center, LLC, a leading clinical trial site services provider with a focus on trials targeting the treatment and prevention of Alzheimer’s Disease.

On October 26, 2018, we received a distribution on our equity investment in FAR Research Inc., resulting in a realized gain of approximately $3.3 million.

Fourth Quarter 2018 Dividend of $0.39 Per Share and Special Cash Dividend of $0.04 Per Share Declared

On October 30, 2018, our Board of Directors declared a regular quarterly dividend of $0.39 per share payable on December 21, 2018 to stockholders of record as of December 7, 2018. In addition, our Board of Directors declared a special dividend of $0.04 per share payable on December 21, 2018 to stockholders of record as of December 7, 2018.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2018 taxable income, as well as the tax attributes for 2018 dividends, will be made after the close of the 2018 tax year. The final tax attributes for 2018 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 2, 2018. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 4597999.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 2, 2018 until 11:59pm ET on November 9, 2018 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 4597999. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30, 2018 (unaudited)	December 31, 2017
ASSETS
Investments, at fair value
Control investments (cost: $6,983 and $6,294, respectively)	$5,318	$4,723
Affiliate investments (cost: $73,606 and $91,361, respectively)	133,202	123,011
Non-control/non-affiliate investments (cost: $539,184 and $480,139, respectively)	529,983	468,574

Total investments, at fair value (cost: $619,773 and $577,794, respectively)	668,503	596,308
Cash and cash equivalents	38,072	41,572
Interest receivable	6,024	7,411
Prepaid expenses and other assets	899	972

Total assets	$713,498	$646,263

LIABILITIES
SBA debentures, net of deferred financing costs	$209,908	$226,660
Public Notes, net of deferred financing costs	48,314	—
Borrowings under Credit Facility, net of deferred financing costs	36,794	11,175
Accrued interest and fees payable	1,280	2,712
Management and incentive fees payable – due to affiliate	14,374	11,217
Administration fee payable and other – due to affiliate	425	562
Taxes payable	530	500
Accounts payable and other liabilities	351	164

Total liabilities	311,976	252,990

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 and 24,507,940
shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	24	24
Additional paid-in capital	369,963	370,545
Undistributed net investment income	864	5,687
Accumulated net realized gain (loss) on investments, net of taxes and distributions	(18,563)	(2,001)
Accumulated net unrealized appreciation on investments	49,234	19,018

Total net assets	401,522	393,273

Total liabilities and net assets	$713,498	$646,263

Net asset value per common share	$16.41	$16.05

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Investment Income:
Interest income
Control investments	$63	$—	$181	$—
Affiliate investments	1,730	2,506	5,268	7,219
Non-control/non-affiliate investments	13,621	11,981	40,385	33,935

Total interest income	15,414	14,487	45,834	41,154
Payment-in-kind interest income
Control investments	171	—	486	—
Affiliate investments	106	520	613	1,390
Non-control/non-affiliate investments	1,238	1,347	3,425	3,792

Total payment-in-kind interest income	1,515	1,867	4,524	5,182
Dividend income
Control investments	—	—	—	—
Affiliate investments	312	325	953	871
Non-control/non-affiliate investments	45	108	37	835

Total dividend income	357	433	990	1,706
Fee income
Control investments	—	—	—	—
Affiliate investments	—	79	23	226
Non-control/non-affiliate investments	556	1,139	2,745	3,169

Total fee income	556	1,218	2,768	3,395
Interest on idle funds and other income	30	43	101	110

Total investment income	17,872	18,048	54,217	51,547

Expenses:
Interest and financing expenses	3,106	2,491	9,234	7,476
Base management fee	2,932	2,486	8,438	7,202
Incentive fee	3,698	3,008	9,359	7,870
Administrative service expenses	366	318	1,112	1,009
Professional fees	233	294	1,018	1,004
Other general and administrative expenses	226	258	1,212	967

Total expenses	10,561	8,855	30,373	25,528

Net investment income before income taxes	7,311	9,193	23,844	26,019
Income tax provision (benefit)	(170)	4	28	29

Net investment income	7,481	9,189	23,816	25,990

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	—
Affiliate investments	109	(47)	842	(21)
Non-control/non-affiliate investments	(7,345)	6,299	(15,996)	12,370
Net change in unrealized appreciation (depreciation):
Control investments	105	—	(94)	—
Affiliate investments	12,208	4,794	27,946	5,544
Non-control/non-affiliate investments	1,903	(7,903)	2,364	(10,677)
Income tax (provision) benefit from realized gains on investments	340	(277)	(1,408)	(1,662)

Net gain (loss) on investments	7,320	2,866	13,654	5,554

Net increase in net assets resulting from operations	$14,801	$12,055	$37,470	$31,544

Per common share data:
Net investment income per share-basic and diluted	$0.31	$0.38	$0.97	$1.12

Net increase in net assets resulting from operations per share — basic and diluted	$0.61	$0.49	$1.53	$1.36

Dividends declared per share	$0.39	$0.39	$1.17	$1.17

Weighted average number of shares outstanding — basic and diluted	24,463,119	24,481,690	24,474,632	23,201,533

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2018 and 2017.

	($ in thousands) Three Months Ended September 30, (unaudited)		($ in thousands) Nine Months Ended September 30, (unaudited)
	2018	2017	2018	2017
Net investment income	$7,481	$9,189	$23,816	$25,990
Capital gains incentive fee expense (reversal)	1,464	573	2,731	1,111

Adjusted net investment income (1)	$8,945	$9,762	$26,547	$27,101

	(Per share) Three Months Ended September 30, (unaudited)		(Per share) Nine Months Ended September 30, (unaudited)
	2018	2017	2018	2017
Net investment income	$0.31	$0.38	$0.97	$1.12
Capital gains incentive fee expense (reversal)	0.06	0.02	0.11	0.05

Adjusted net investment income (1)	$0.37	$0.40	$1.08	$1.17

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact: Shelby E. Sherard Chief Financial Officer Fidus Investment Corporation (847) 859-3940	Investor Relations Contact: Jody Burfening LHA (212) 838-3777 jburfening@lhai.com